UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2014

THL Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00789	27-0344947
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

100 Federal Street, 31st Floor, Boston, MA 02110

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2014, THL Credit, Inc. (“TCRD”) and THL Credit Advisors LLC (collectively, “THL Credit”) announced the promotions of Christopher J. Flynn and Sam Tillinghast to Co-Chief Executive Officers and Co-Chief Investment Officers of both TCRD and its investment adviser, THL Credit Advisors LLC. In that capacity, they will be succeeding James K. Hunt, who will continue as Chairman of the Board of TCRD and a member of the board of directors of THL Credit Advisors LLC, and will serve as Executive Chairman of THL Credit Advisors LLC. This transition will be effective July 31, 2014.

Prior to his appointment as Co-Chief Executive Officer and Co-Chief Investment Officer, Mr. Flynn, 41, served as Co-President and, prior to that, as a Managing Director of TCRD and THL Credit Advisors LLC. Prior to joining THL Credit in 2007, Mr. Flynn was previously a Vice President at AIG in the Leveraged Capital Group. Mr. Flynn joined AIG in February 2005 after working for Black Diamond Capital Management, a hedge fund with offices in Illinois and Connecticut. Mr. Flynn was a Senior Financial Analyst at Black Diamond where he was responsible for underwriting new debt investment opportunities as well as monitoring a portfolio of leveraged loans. From 2000 to 2003, Mr. Flynn worked in a variety of roles at GE Capital, lastly as an Assistant Vice President within the Capital Markets Syndication Group. Prior to joining GE Capital, Mr. Flynn worked at BNP Paribas as a financial analyst and at Bank One as a commercial banker. Mr. Flynn is a board member of WallpaperFabric Holdings LLC, and currently maintains a board observer role for Airborne Tactical Advantage Company, LLC, Connecture, Inc., Country Pure Foods, Inc., Express Courier International Inc., HEATHCAREfirst, Inc., Papa Gino’s, Inc., Sheplers, Inc., The Smith & Wollensky Restaurant Group, Inc. and Tri Starr Management Services, Inc. Mr. Flynn earned his MBA with a concentration in finance and strategy from Northwestern University’s Kellogg Graduate School of Business and his BA in Finance from DePaul University.

There is no arrangement or understanding between Mr. Flynn and any other person pursuant to which he was appointed as Co-Chief Executive Officer and Co-Chief Investment Officer, nor is there any family relationship between Mr. Flynn and any of our directors or other executive officers. There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. Flynn had, or will have, a direct or indirect material interest.

Prior to his appointment as Co-Chief Executive Officer and Co-Chief Investment Officer, Mr. Tillinghast, 51, served as Co-President and Chief Risk Officer of TCRD and THL Credit Advisors LLC. Prior to joining THL Credit in 2007, Mr. Tillinghast was formerly Managing Director and Head of the Private Placement Group for AIG where he was responsible for private debt investments, project finance transactions and private asset-backed securitizations. Mr. Tillinghast joined AIG with the acquisition of SunAmerica Inc. in January 1999, and successfully integrated the private debt investment groups of SunAmerica, AIG and American General (acquired by AIG in 2001). Mr. Tillinghast managed the approximately $28 billion AIG private debt portfolio and was responsible for $20 billion of investments made over a five year period. Mr. Tillinghast was an executive vice president of American General Investment Management Corporation and was named Head of AIG Global Investment Group in Houston, Texas. While at SunAmerica, where he joined in 1988, Mr. Tillinghast was Executive Vice President of SunAmerica Corporate Finance and his investment experience included corporate bonds, securitizations, leveraged loans, CDOs, portfolio acquisitions, and equipment leasing. He is a former member of the board of directors of Falcon Financial, LLC. Mr. Tillinghast currently maintains a board observer role for Food Processing Holdings, LLC, Hart InterCivic, Inc., Martex Fiber Southern Corp., Trinity Services Group, Inc., Oasis Legal Finance Holding Company LLC, Holland Intermediate Acquisition Corp., and Wingspan Portfolio Holdings, Inc. Mr. Tillinghast received his BS in finance at the University of South Alabama and his MBA from the University of Texas at Austin.

There is no arrangement or understanding between Mr. Tillinghast and any other person pursuant to which he was appointed as Co-Chief Executive Officer and Co-Chief Investment Officer, nor is there any family relationship between Mr. Tillinghast and any of our directors or other executive officers. There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. Tillinghast had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THL CREDIT, INC.

Date: June 26, 2014	By:	/S/ TERRENCE W. OLSON
	Name:	Terrence W. Olson
	Title:	Chief Financial Officer, Chief Operating Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 26, 2014